Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Denny’s Corporation

We consent to the use of our report dated February 18, 2004, with respect to the consolidated balance sheet of Denny’s Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the fiscal year then ended, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Greenville, South Carolina

August 27, 2004